Exhibit 99

                                PRESS RELEASE
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  Blue River Bancshares, Inc.  * 29 East Washington Street, P. O. Box 927 *
                          Shelbyville, Indiana 46176

FOR IMMEDIATE RELEASE

DATE:       June 26, 1998

CONTACT:    Robert C. Reed, President
            Blue River Bancshares, Inc.
            (317) 392-7700



BLUE RIVER BANCSHARES COMPLETES OFFERING AND ACQUIRES SHELBY COUNTY SAVINGS
BANK

     Shelbyville, Indiana--Blue River Bancshares, Inc. (Nasdaq: BRBI) has completed a public offering of 1,500,000 new common shares at a price of $12 per share. The offering was underwritten by Roney Capital Markets, a division of First Chicago Capital Markets, Inc. A portion of the proceeds from the sale of the new shares will be used to acquire Shelby County Savings Bank, FSB (the "Bank"), through the merger of the Bank's holding company, Shelby County Bancorp, into the Company. The remaining proceeds will be used for general corporate purposes including an addition to the capital of Shelby County Savings Bank. The acquisition of Shelby County Savings Bank by Blue River Bancshares was completed at noon on Friday, June 26, 1998, and the Bank then changed its name to Shelby County Bank.

     The Company's common stock is now traded on the Nasdaq SmallCap Stock Market under the symbol BRBI. Shelby County Bank is a federal stock savings bank with assets of $97.4 million as of March 31, 1998.

     Because the financial institutions presently serving Shelby County are dominated by out-of-town banks, Blue River Bancshares believes that there is a favorable opportunity for a locally-managed community bank that demonstrates an interest in the business and personal financial affairs of its customers.

     "We are excited about the prospects of Shelby County Bank as a community bank headquartered in Shelbyville, Indiana," said Mr. Reed, the new President of Shelby County Bank. Mr. Reed further stated that, "the purpose of forming Blue River Bancshares was to ensure that Shelby County continues to have a locally managed community bank, and the acquisition of the Bank fulfills this goal."

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     This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

     Copies of the Prospectus relating to the offering may be obtained from Roney Capital Markets, 1 Griswold Street, Detroit, MI 48226, 313-963-6700.

     Statements in this press release which express "belief", "intention", "expectation" or "prospects", as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties.




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